SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------
                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           Vermont Pure Holdings, Ltd.
                -------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Delaware                                    06-1325376
  ---------------------------------------             --------------------
   (State of incorporation or organization)             (I.R.S. Employer
                                                     Identification Number)

       Route 66, PO Box C, Randolph, VT                      05060
 -----------------------------------------------          ------------
   (Address of principal executive offices)                 (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                Name of each exchange on which
        to be so registered                each class is to be registered
       ----------------------               ------------------------------

             Common Stock                       American Stock Exchange

        If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

        If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

Securities Act registration statement file number to which this
form relates:       N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Item 1. Description of Registrant's Securities to be Registered.


     Holders of the Company's Common Stock are entitled to one vote per share, to receive dividends when, as and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to holders of Common Stock in the event of liquidation, dissolution or winding up. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. Holders of Common Stock are entitled to elect all the directors of the Company. Holders of Common Stock do not have cumulative voting rights, which means that holders of more than half of the shares voting For the election of directors can elect all the directors which holders of Common Stock can elect, if they choose to do so, and in such event holders of the remaining shares will not be able to elect any directors. All outstanding shares of Common Stock are fully paid and non-assessable. The rights of holders of Common Stock may in the future become subject to the voting, dividend, liquidation and other preferential rights of holders of the Company's Preferred Stock, par value $.001 per share, of which 500,000 shares are authorized and no series or shares of Preferred Stock have been designated or issued. The Board of Directors has the authority to designate one or more series of Preferred Stock and to issue the shares thereof without the consent of holders of Common Stock.

         The Company is subject to Section 203 of the Delaware General Corporation Law, which, in general, prohibits a publicly held Delaware Corporation, like the Company, from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless, prior to the date of such transaction, the Board approved the business combination or the transaction that resulted in the Stockholder becoming "interested," or unless certain supermajority approvals have been obtained from the stockholders of the Company as set forth in Section 203. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, as defined, owns 15% or more of the corporation's outstanding voting stock.



Item 2. Exhibits.        N/A

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

                                   SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                          Vermont Pure Holdings, Ltd.

                                          By:  /s/ Bruce s. MacDonald
                                               ------------------------------
                                          Name:  Bruce S. MacDonald
                                          Title: Vice President, CFO



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